Exhibit 99.1

News Release
Investor Contact:
Kory Arthur
+1 603.766.7401
karthur@spragueenergy.com

Sprague Resources LP Announces Acquisition of Coen Energy

Acquisition expands Sprague’s footprint and further diversifies cash flows

Portsmouth, NH (September 19, 2017) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that its operating subsidiary, Sprague Operating Resources LLC, has signed a definitive agreement to purchase the membership interests of Coen Energy, LLC and Coen Transport, LLC as well as assets consisting of four bulk plants and underlying real estate ( collectively, “Coen Energy”).

Coen Energy, located in Washington, PA, provides energy products and complimentary energy field services to over 7,000 Energy Field Services, Commercial, and Residential customers located in Pennsylvania, Ohio and West Virginia. The Energy Field Services segment provides fuel sales, delivery, management and related services supporting the Marcellus and the Utica shale drilling activity. The Coen Energy business is supported by four in-land bulk plants, two throughput locations, approximately 100 delivery vehicles and nearly 250 employees. The transaction is expected to contribute an additional $7 to $8 million of adjusted EBITDA1 on an annual basis, and is also expected to be immediately accretive to unitholders.

“I’m thrilled to announce Sprague’s fifth acquisition of 2017. Coen Energy expands both our geographic footprint and business model to include additional commercial fueling activities,” said David Glendon, President and CEO of Sprague. “Coen’s strong reputation for customer service and safe operations has generated strong customer loyalty and provides an outstanding platform for continued growth in the region,” remarked Glendon.

“We are proud of our team and the business that we have built together at Coen Energy to become a leader in our line of work. Legacy is very important to the Coen Family. Coen Energy already has an exciting future ahead of it on many levels. Its future is made even more exciting with enhanced capabilities and effectiveness to serve our customers as part of the Sprague Family,” added Andy McIlvaine, President of Coen Energy.

Sprague intends to fund the transaction with borrowings from its senior secured credit facility; closing is expected to occur in the fourth quarter.

Sprague has updated its investor relations website with slides containing additional information regarding the pending acquisition. The presentation can be accessed from Sprague’s website at http://www.spragueenergy.com/investor-relations. Height Securities served as financial advisor to Sprague on the transaction.

About Sprague Resources LP
Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

About Coen Oil Company, LLC
Founded in 1923, Coen Oil Company, LLC is the parent company of Coen Energy, Coen Transport as well as Coen Markets, a leading convenience store chain in the PA, OH, WV tri-state area, and Coen Tire, a leading tire retailer in that same region. More information can be found at coenoil.com.

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Forward-Looking Statements
This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of certain consents required in connection with the transaction which may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all or be unable to successfully integrate Coen Energy’s operations into those of Sprague; the possibility that the integration of Coen Energy into Sprague may be more difficult, time consuming or costly than expected; resulting increases in operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers); and, the ability of Sprague Resources GP LLC to retain certain key employees of Coen Energy. Other applicable risks and uncertainties related to our business have been described more fully in Sprague Resources LP’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2017, and in subsequent Form 10-Q and Form 8-K filings, and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Non-GAAP Financial Measures

1. Reconciliation of non-GAAP adjusted EBITDA guidance to the closest corresponding GAAP measure (expected net income (loss)) is not available without unreasonable efforts on a forward-looking basis due to the inherent difficulty and impracticality of forecasting certain amounts required by GAAP such as unrealized gains and losses on derivative hedges, which can have a significant and potentially unpredictable, impact on our future GAAP financial results.

Adjusted EBITDA is a measure not defined by United States generally accepted accounting principles (“GAAP”). We define adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization (which Sprague refers to as "EBITDA") adjusted for unrealized hedging gains and losses, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts. Sprague’s management uses certain non-GAAP financial measurements to evaluate its results of operations, including adjusted EBITDA. Adjusted EBITDA is one of the supplemental financial measures used by management to describe its operations and economic performance to investors, trade suppliers, research analysts and commercial banks to assess economic results of its operations; the market value of its inventory and natural gas transportation contracts for financial reporting to lenders, as well as for borrowing base purposes; and, repeatable operating performance that is not distorted by non-recurring items or market volatility.
Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations. Sprague's calculations of non-GAAP measures may not be comparable to similarly titled measures of other businesses because they may be defined differently by other companies.

You can find additional disclosures on our use of these non-GAAP measures, as well as reconciliations between GAAP and these non-GAAP measures, in Sprague's "Non-GAAP Measures Quarterly Supplement" located in the Investor Relations section of Sprague’s website at www.spragueenergy.com.

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